FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated April 4, 2008

Return Optimization Securities with Partial Protection
Linked to the MSCI EAFE® Index
Enhanced Return Strategies for Moderate-Return Environments
HSBC USA Inc. ● Securities linked to the MSCI EAFE® Index due October 30, 2009

Investment Description

These Return Optimization Securities with Partial Protection linked to the the MSCI EAFE® Index are notes issued by HSBC USA Inc, which we refer to as the “securities”. The securities are designed to provide enhanced exposure to the potential positive performance of the MSCI EAFE® Index (the “index”) up to the maximum gain of 19.00% to 22.00% (the actual maximum gain will be determined on the trade date) as well as protection at maturity of 10% of your invested principal. The partial principal protection feature only applies if you hold your securities to maturity. The amount you receive at maturity is based on the index return from the trade date to the final valuation date. If the index return is greater than zero, at maturity you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by 2, not exceed the maximum gain. If the index return is between 0% and -10%, inclusive, at maturity for each security you will receive the principal amount of your security. If the index return is less than -10%, at maturity for each security you will lose one percent of the principal amount for each percentage point that the index return is below -10%. Investors will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose up to 90% of your initial investment if the index return is negative.

Features

❑	Enhanced Growth Potential: The securities provide the opportunity to receive enhanced equity returns by multiplying the positive index return by the multiplier of 2, not to exceed the maximum gain.
❑	Partial Principal Protection: The securities provide protection of 10% of your invested principal. The partial principal protection feature only applies if you hold the securities to maturity.
❑	Diversification—The securities provide diversification within the equity portion of your portfolio through exposure to the MSCI EAFE® Index.

Key Dates[1]

Trade Date	April 25, 2008
Settlement Date	April 30, 2008
Final Valuation Date	October 27, 2009
Maturity Date	October 30, 2009
1 Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

Security Offerings

The securities are linked to the performance of the index. The securities are 10% principal protected and are subject to a maximum gain of 19.00% to 22.00% . The actual maximum gain will be set on the trade date. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 12 for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.175	$9.825
Total	●	●	●

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the index identified on the cover page. The index described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Prospectus supplement dated October 12, 2007:

www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm

♦	Prospectus addendum dated December 12, 2007:

www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm

♦	Prospectus dated April 5, 2006:

www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability
The securities may be suitable for you if:
♦    You seek an investment with an enhanced return linked to the performance of the index and you believe the level of the index will increase moderately over the term of the securities - meaning that such an increase, as magnified by the multiplier, is unlikely to exceed the maximum gain indicated herein (the actual maximum gain will be determined on the trade date) at maturity.
♦    You are willing to expose 90% of your invested principal to the full downside performance of the index.
♦    You are willing to hold the securities to maturity.
♦    You are willing to forgo dividends paid on the stocks included in the index in exchange for (i) enhanced returns subject to the maximum gain if the index appreciates and (ii) partial principal protection of 10%.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:
♦    You do not believe the level of the index will moderately increase over the term of the securities, or you believe the level of the index will increase by more than the indicated maximum gain at maturity.
♦    You do not seek an investment with exposure to the index.
♦    You seek an investment that is 100% principal protected.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends paid on the stocks included in the index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms
Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	18 months
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the index return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by the multiplier, not to exceed the maximum gain:
$10 + [$10 x the lesser of (i) index return x the multiplier and (ii) the maximum gain]
If the index return is between 0% and -10%, inclusive, you will receive your principal amount of:
$10
If the index return is less than -10%, you will lose 1% of the principal amount for each 1% that the index return is below -10%:
$10 + [$10 x (index return + 10%)]
If the index return is less than -10%, you could lose up to $9.00 per $10.00 invested.

Multiplier	2
Maximum Gain	19.00% to 22.00%. The actual maximum gain will be determined on the trade date.
Index Return	index ending level - index starting level index starting level
Index Starting Level	●, representing the official closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The official closing level will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “MXEA <INDEX>”.

CUSIP / ISIN	40428H 532 / US40428H5321
_________________
1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

Determining Payment at Maturity

For each $10.00 invested, you will lose 1% of the principal amount for each 1% that the index return is below -10%: Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (index return + 10%)]

Your securities are not fully principal protected. As such, you could lose up to 90% of the principal amount of your securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach, pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, a U.S. holder should not accrue any income with respect to the securities and should recognize long-term capital gain or loss upon the disposition of the securities if the U.S. holder has held the securities for more than one year at the time of the disposition. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes subject to treatment described under the heading “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult the offering documents for the entities included in the index and their tax advisors as to the possibility that one or more of the entities included in the index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their securities.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date or the closing level of the index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	18 months
Hypothetical index starting level:	2,000.00
Hypothetical multiplier:	2
Hypothetical maximum gain:	20.50%
*The actual index starting level and maximum gain for the securities will be set on the trade date.

Example 1— The level of the index increases from an index starting level of 2,000.00 to an index ending level of 2,100.00. The index return is greater than zero and expressed as a formula:

(2,100.00-2,000.00)/ 2,000.00 = 5.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) index return x the multiplier and (ii) the maximum gain]
=$10.00 + [$10.00 x the lesser of (i) 5.00% x 2 and (ii) 20.50%]
=$10.00 + [$10.00 x the lesser of (i) 10.00% and (ii) 20.50%]
=$10.00 + [$10.00 x 10.00%]
=$10.00 + $1.00
=$11.00

Example 2— The level of the index increases from an index starting level of 2,000.00 to an index ending level of 2,300.00. The index return is greater than zero and expressed as a formula:

(2,300.00-2,000.00)/ 2,000.00 = 15.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) index return x the multiplier and (ii) the maximum gain]
=$10.00 + [$10.00 x the lesser of (i) 15.00% x 2 and (ii) 20.50%]
=$10.00 + [$10.00 x the lesser of (i) 30.00% and (ii) 20.50%]
=$10.00 + [$10.00 x 20.50%]
=$10.00 + $2.05
=$12.05

Example 3— The level of the index decreases from an index starting level of 2,000.00 to an index ending level of 1,900.00. The index return is less than zero and expressed as a formula:

(1,900.00-2,000.00)/ 2,000.00 = -5.00%

Because the index return is between zero and -10%, inclusive, the payment at maturity is equal to the principal amount of $10.00.

Example 4— The level of the index decreases from an index starting level of 2,000.00 to an index ending level of 1,600.00. The index return is less than zero and expressed as a formula:

(1,600.00-2,000.00)/2.000.00 = -20.00%

Because the index return is less than -10%, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x (index return + 10.00%)]
=$10.00 + [$10.00 x (-20.00% + 10.00%)
=$10.00 + [$10.00 x (-10.00%)]
=$10.00 - $1.00
=$9.00

For each security, if the index return is less than -10%, you could lose up to $9.00 per $10.00 invested.

Scenario Analysis - hypothetical payment at maturity for each $10.00 principal amount of securities.

Index Ending Level	Index Return	Multiplier	Return on Securities	Payment at Maturity
4,000.00	100.00%	2	20.50%	$12.05
3,800.00	90.00%	2	20.50%	$12.05
3,600.00	80.00%	2	20.50%	$12.05
3,400.00	70.00%	2	20.50%	$12.05
3,200.00	60.00%	2	20.50%	$12.05
3,000.00	50.00%	2	20.50%	$12.05
2,800.00	40.00%	2	20.50%	$12.05
2,600.00	30.00%	2	20.50%	$12.05
2,400.00	20.00%	2	20.50%	$12.05
2,200.00	10.00%	2	20.00%	$12.00
2,100.00	5.00%	2	10.00%	$11.00
2,000.00	0.00%	N/A	0.00%	$10.00
1,900.00	-5.00%	N/A	0.00%	$10.00
1,800.00	-10.00%	N/A	0.00%	$10.00
1,600.00	-20.00%	N/A	-10.00%	$9.00
1,400.00	-30.00%	N/A	-20.00%	$8.00
1,200.00	-40.00%	N/A	-30.00%	$7.00
1,000.00	-50.00%	N/A	-40.00%	$6.00
800.00	-60.00%	N/A	-50.00%	$5.00
600.00	-70.00%	N/A	-60.00%	$4.00
400.00	-80.00%	N/A	-70.00%	$3.00
200.00	-90.00%	N/A	-80.00%	$2.00
0.00	-100.00%	N/A	-90.00%	$1.00

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity - You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index has appreciated since the trade date.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Initial Investment - The securities are not fully principal protected. The securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the index return is below -10%. In that event, you will lose 1% of the original principal amount for each percentage point that the index return is below -10%. Accordingly, you may lose up to 90% of your initial investment in the securities.

♦
Maximum Gain: You will not participate in any appreciation in the level of the index (as magnified by the multiplier) beyond the maximum gain of 19.00 to 22.00% (to be determined on the trade date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Impact of Fees on Secondary Market Prices - Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the entities included in the index could be treated as a "real estate investment trust" (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

♦
Owning the Securities is Not the Same as Owning the Stocks Underlying the Index -The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the index. As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index or the reference sponsor, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which may be the issuer or any of its affiliates will determine the payment at maturity based on observed levels of the index in the market. The calculation agent can postpone the determination of the index ending level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

♦
The index return for the securities will not be adjusted for changes in exchange rates - While the stocks included in the index are denominated in currencies other than the U.S. dollar, the index return is not adjusted for changes in exchange rates. Therefore, if the currencies in which the stocks included in the index are denominated appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in payment at maturity.

♦
Additional Risks Associated With Foreign Securities Markets- Because stocks or companies included in the index are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. Although many of the component stocks in the index are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the index are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges. In addition, regardless of their status as designated offshore securities markets, certain stocks underlying the index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the index ending level will be determined by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or a good faith estimate of the value of a stock in the index which is itself the subject of a market disruption event). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to any stock included in the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or quotation system for any stocks then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

INDEX INFORMATION

This free writing prospectus is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this free writing prospectus regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this free writing prospectus. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The MSCI EAFE® Index (the “index")

We have derived all information relating to the index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. The index is a stock index calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI®”), a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI® website and in real time on Bloomberg Financial Markets and Reuters Limited.

The index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation

The index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “index stocks”) constituting the MSCI® indexes for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the index stocks are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5:00 P.M. Central Europe Time. The U.S. dollar value of the index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the index stocks. The index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the Index and the Component Country Indices.

In order to maintain the representativeness of the index, structural changes to the index as a whole may be made by adding or deleting component country indices and the related index stocks. Currently, such changes in the index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

MSCI® may add additional component country indices to the index or subtract one or more of its current component country indices prior to the expiration of the offered securities. Any such adjustments are made to the index so that the value of the index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the index.

MSCI® classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the index at the time of their actual occurrence and that should not wait until the annual full component country index review due to their importance. These quarterly index reviews may result in additions and deletions of index stocks from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to index stocks may result from: the addition or deletion of securities due to the significant over or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for index stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for index stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI®’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full component country index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for component and non-index stocks, updating the minimum size guidelines for new and existing index stocks, as well as changes typically considered for quarterly index reviews. During a full component country index review, securities may be added or deleted from a component country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index stocks changes during quarterly index reviews as discussed above. The results of the annual full component country index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May. Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the index.

Selection of Index Stocks and Calculating and Adjusting for Free Float.

The selection of the index stocks for each component country index is based on the following guidelines:

I.	Define the universe of listed securities within each country;
II.	Adjust the total market capitalization for each security for its respective free float available to foreign investors;
III.	Classify securities into industry groups under the Global Industry Classification Standard ; and
IV.	Select securities for inclusion according to MSCI®’s index construction rules and guidelines.

To determine the free float of a security, MSCI® considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI® will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI® will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of.15 or less will not be eligible for inclusion in MSCI®’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security. These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI®.

License Agreement between Morgan Stanley Capital International Inc. and HSBC USA Inc.
We expect to enter into a non-exclusive license agreement with Morgan Stanley Capital International Inc. (“MSCI®”), whereby HSBC USA Inc., in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered securities. We are not affiliated with MSCI® and the only relationship between MSCI® and HSBC USA Inc. is the licensing of the use of the index and trademarks relating to the index.

The MSCI® indexes are the exclusive property of MSCI®. MSCI® and the MSCI® index names are service mark(s) of MSCI® or its affiliates and have been licensed for use for certain purposes by HSBC USA Inc. The offered securities referred to herein are not sponsored, endorsed, or promoted by MSCI®, and MSCI® bears no liability with respect to any such offered securities. This prospectus supplement contains a more detailed description of the limited relationship MSCI® has with HSBC USA Inc. and any related securities. No purchaser, seller or holder of the offered securities, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the offered securities without first contacting MSCI® to determine whether MSCI®’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.

THE OFFERED SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI®, ANY AFFILIATE OF MSCI® OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX. THE MSCI® INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI®. MSCI® AND THE MSCI® INDEX NAMES ARE SERVICE MARK(S) OF MSCI® OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC USA INC. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE OFFERED SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE OFFERED SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI® INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI® OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI® INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI® WITHOUT REGARD TO THE OFFERED SECURITIES OR THE ISSUER OR OWNER OF THE OFFERED SECURITIES. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE OFFERED SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI® INDEXES. NEITHER MSCI®, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE OFFERED SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE OFFERED SECURITIES ARE REDEEMABLE FOR CASH. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI® INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE OFFERED SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE OFFERED SECURITIES.

ALTHOUGH MSCI® SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI® INDEXES FROM SOURCES WHICH MSCI® CONSIDERS RELIABLE, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE OFFERED SECURITIES, OWNERS OF THE OFFERED SECURITIES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI® INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI®, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI®, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI® INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI® INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI®, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI® INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the offered securities, or any other person or entity, should use or refer to any MSCI® trade name, trademark or service mark to sponsor, endorse, market or promote the offered securities without first contacting MSCI® to determine whether MSCI®’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI® without the prior written permission of MSCI®.

All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI®. HSBC USA Inc. does not assume any responsibility for the accuracy or completeness of that information.

The graphs below illustrate the performance of the index from 1/2/97 to 4/1/08 as reported on Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

The index closing level on April 1, 2008 was 2057.04.

Certain ERISA Considerations

We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by such reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Morgan Stanley Capital International Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated return of the index. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, which is the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.